Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports First Quarter 2003 Results

SALT LAKE CITY, UTAH, April 17, 2003—Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results for the three months ended March 28, 2003.  All results are unaudited.

For the three months ended March 28, 2003, E&S reported total sales of $22.7 million, compared to $32.6 million in the same period of 2002, an operating loss of $22.5 million, compared to an operating loss of $3.3 million in the same period of the previous year, and a net loss of $23.0 million, or $2.20 per share, compared to a net loss of $3.2 million, or $0.31 per share 2002.

Comments from James R. Oyler, President and Chief Executive Officer

“On March 28th,we provided preliminary information indicating a possible shift in demand within our product mix.  Further analysis of specific customer actions late in the quarter indicated that this shift is in fact occurring, and we have accordingly made the required adjustments both in our operations and in the first quarter financial results.

“The shift in customer requirements has decreased demand for older products, and is increasing demand for newer products with higher margins.  The result is lower-than-expected revenue in the first quarter, but an improved backlog for future shipments.

“The first quarter analysis also indicated that the decreased demand for older products left the company with excess inventory of such products.  Accordingly, we are reducing our inventory and asset values, especially those related to Harmony 1, which has been replaced by the lower-cost, PC-based H2.  The excess Harmony 1 inventory occurred in 2001 when production ended and purchases were made for future delivery and support through end-of-life in 2018.  While the Harmony 1 programs have now successfully entered service, economic conditions and technology have changed, lowering our forecast for future requirements.

“Expenses net of one-time events were higher than in the same period last year, despite significant headcount and other reductions, primarily because the company was partially shut down for the Olympics in the first quarter last year.  We expect expenses to be substantially lower in the second quarter.  We also expect backlog to continue to increase, allowing for improved shipments and financial performance in the second half.”

Evans & Sutherland produces high-quality visual systems for simulation, training, and visualization in defense and commercial applications; digital theaters; and related applications throughout the world.  Visit the E&S web page at http://www.es.com.

The company will host a conference call beginning at 12:00 p.m. EDT today, April 17, 2003, to discuss its financial results for the three-month period ended March 28, 2003.  To hear a broadcast of the conference call, visit the Investor Broadcast Network Web site at www.vcall.com or the company’s Web site at www.es.com.  (If you are unable to listen to the conference call at 12:00 p.m. EDT today, a replay will be available beginning today at 1:30 p.m. EDT, through April 24, 2003, by calling 1-800-475-6701 in the United States, or 1-320-365-3844 internationally, access code 680818.)  The financial results for the three-month period ended March 28, 2003, to be discussed at today’s conference call, will also be archived on the company’s Web site and can be found on the 2003 Press Archive page through the “Recent News” link.

Statements in this press release which are not historical, including statements regarding E&S or management intentions, beliefs, expectations, representations, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that we have made required adjustments in our operations and financial results in response to the shift in demand, that expenses are expected to be substantially lower in the second quarter of 2003, and that backlog is expected to continue to increase, allowing for improved shipments and financial performance in the second half.  It is important to note that E&S’s actual results could differ materially from such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports, including but not limited to the annual report on Form 10-K for the year ended December 31, 2002.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

William Thomas

Chief Financial Officer

Evans & Sutherland

600 Komas Drive, Salt Lake City, UT 84108

801-588-1508

bthomas@es.com